Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Second Quarter Fiscal Year 2024 Earnings
Grew Net Sales 7.7% to $9.7 Billion and Gross Profit 7.2% to $1.7 Billion
Increased Net Income 8.8% to $198 Million
Delivered Record Adjusted EBITDA of $489 Million and Record Adjusted EBITDA Margin of 5.0%
Repurchased $41 Million of Shares and Reduced Net Leverage to 2.6x

ROSEMONT, Ill. (BUSINESS WIRE) August 8, 2024 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter fiscal year 2024.

Second Quarter Fiscal Year 2024 Highlights
•Net sales increased 7.7% to $9.7 billion
•Total case volume increased 5.2%; independent restaurant case volume increased 5.7%
•Gross profit increased 7.2% to $1.7 billion
•Net income was $198 million
•Adjusted EBITDA increased 13.2% to $489 million
•Diluted EPS increased 9.6% to $0.80; Adjusted Diluted EPS increased 17.7% to $0.93

“During the second quarter, we delivered record Adjusted EBITDA and EBITDA margin in a softer macro environment. Our team’s success further emphasizes the strength of our operating model and ability to control the controllables,” said Dave Flitman, CEO. “Our balanced approach to drive improved profitability through the execution of our strategic initiatives was evident again this quarter and we captured market share with independent restaurants for the 13th consecutive quarter.”

“We also held an exciting investor day on June 5 where we outlined our new long-range plan to accelerate growth, profitability and returns. We laid out our financial algorithm from 2025 through 2027 of growing sales at a 5% CAGR, increasing Adjusted EBITDA at a 10% CAGR, expanding EBITDA margin by at least 20 basis points per year and growing Adjusted Diluted EPS at a 20% CAGR. We are confident that we have the right strategy and the operational rigor in place to deliver on our 2027 financial targets, all underpinned by our 30,000 hardworking and dedicated associates.”

“We delivered record profitability in the second quarter through our balanced approach to drive top- and bottom-line gains despite the operating environment,” added Dirk Locascio, CFO. “Maintaining our disciplined approach to capital deployment and intense focus on driving long-term shareholder value creation, we closed on the IWC acquisition, repurchased $41 million of shares and further reduced our net leverage while continuing to invest in the business. Given our strong first half of the year and outlook for the remainder of 2024, we are reiterating our net sales, Adjusted EBITDA and Adjusted Diluted EPS guidance.”

Second Quarter Fiscal Year 2024 Results
Net sales of $9.7 billion for the quarter increased 7.7% from the prior year, driven by total case volume growth and food cost inflation of 2.9%. Total case volume increased 5.2% from the prior year driven by a 5.7% increase in independent restaurant case volume, a 6.0% increase in healthcare volume, a 2.1% increase in hospitality volume and a 4.2% increase in chain volume.

Gross profit of $1.7 billion increased by $115 million, or 7.2% from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold and pricing optimization, partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of net sales was 17.6%. Adjusted Gross profit was $1.7 billion, an increase of $130 million or 8.2% from the prior year. Adjusted Gross profit as a percentage of net sales was 17.6%.

Operating expenses of $1.4 billion increased by $84 million, or 6.6% from the prior year, primarily as a result of an increase in total case volume and higher distribution costs, reflecting increased labor costs, partially offset by continued distribution productivity improvement driven by routing efficiency gains, turnover reduction and process standardization as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of net sales were 13.9%. Adjusted Operating expenses were $1.2 billion, an increase of $68 million or 5.9% from the prior year. Adjusted Operating expenses as a percentage of net sales were 12.5%.

Net income was $198 million, an increase of $16 million compared to the prior year. Net income margin was 2.0%, an increase of 2 basis points compared to the prior year. Adjusted EBITDA was $489 million, an increase of $57 million or 13.2%, compared to the prior year. Adjusted EBITDA margin was 5.0%, an increase of 25 basis points compared to the prior year. Diluted EPS was $0.80; Adjusted Diluted EPS was $0.93.

Cash Flow and Debt
Cash flow provided by operating activities for the first six months of fiscal year 2024 was $621 million, a decrease of $32 million from the prior year due to less working capital benefit than prior year. Cash capital expenditures for the first six months of fiscal year 2024 totaled $156 million, an increase of $48 million from the prior year period, related to investments in information technology, property and equipment for fleet replacement and maintenance of distribution facilities.

Net Debt at the end of the second quarter of fiscal year 2024 was $4.3 billion. The ratio of Net Debt to Adjusted EBITDA was 2.6x at the end of the second quarter of fiscal year 2024, compared to 2.8x at the end of fiscal year 2023 and 3.0x at the end of the second quarter of fiscal year 2023.

During the second quarter of fiscal year 2024, the Company repurchased 0.7 million shares of common stock at an aggregate purchase price of $41 million.

On June 1, 2024, the Board authorized a new share repurchase program of up to $1 billion. Under this new authorization, the Company repurchased $21 million of shares in June 2024 and in the third quarter through August 7, 2024, the Company repurchased approximately $61 million of shares and has approximately $918 million in remaining funds authorized.

M&A Update
During the second quarter of fiscal year 2024, the Company acquired IWC Food Service, a broadline distributor which serves the greater Nashville area, for a purchase price of approximately $220 million. The acquisition was funded with cash from operations and closed on April 5, 2024.

Outlook for Fiscal Year 20241
The Company is reiterating its Fiscal Year 2024 guidance.
•Net Sales of $37.5 to $38.5 billion
•Adjusted EBITDA of $1.69 to $1.74 billion
•Adjusted Diluted EPS of $3.00 to $3.20

Conference Call and Webcast Information
US Foods will host a live webcast to discuss second quarter fiscal year 2024 results on Thursday, August 8, 2024, at 8 a.m. CDT. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845. Presentation slides will be available before the webcast begins. The webcast, slides and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With more than 70 broadline locations and approximately 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2024,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective consummation of pending acquisitions and effective integration of acquired businesses; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the Securities and Exchange Commission (“SEC”). Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring activity and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring activity and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	June 29, 2024	December 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$405	$269
Accounts receivable, less allowances of $20 and $18	1,976	1,854
Vendor receivables, less allowances of $6 and $5	212	156
Inventories—net	1,593	1,600
Prepaid expenses	131	138
Other current assets	17	14
Total current assets	4,334	4,031
Property and equipment—net	2,359	2,280
Goodwill	5,779	5,697
Other intangibles—net	867	803
Other assets	364	376
Total assets	$13,703	$13,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft liability	$193	$220
Accounts payable	2,349	2,051
Accrued expenses and other current liabilities	706	731
Current portion of long-term debt	118	110
Total current liabilities	3,366	3,112
Long-term debt	4,589	4,564
Deferred tax liabilities	282	293
Other long-term liabilities	455	469
Total liabilities	8,692	8,438
Shareholders’ equity:
Common stock	3	3
Additional paid-in capital	3,696	3,663
Retained earnings	1,789	1,509
Accumulated other comprehensive loss	(112)	(115)
Treasury Stock	(365)	(311)
Total shareholders’ equity	5,011	4,749
Total liabilities and shareholders’ equity	$13,703	$13,187

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
($ in millions, except share and per share data)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$9,709	$9,013	$18,658	$17,555
Cost of goods sold	8,003	7,422	15,457	14,539
Gross profit	1,706	1,591	3,201	3,016
Distribution, selling and administrative costs	1,354	1,269	2,671	2,507
Restructuring activity and asset impairment charges	(1)	—	12	—
Total operating expenses	1,353	1,269	2,683	2,507
Operating income	353	322	518	509
Other expense (income)—net	3	(2)	2	(3)
Interest expense—net	81	82	160	163
Income before income taxes	269	242	356	349
Income tax provision	71	60	76	85
Net income	$198	$182	$280	$264

Net income	$198	$182	$280	$264
Series A convertible preferred stock dividends	—	—	—	(7)
Net income available to common shareholders	$198	$182	$280	$257

Net income per share
Basic	$0.81	$0.76	$1.14	$1.11
Diluted	$0.80	$0.73	$1.13	$1.05

Weighted-average common shares outstanding
Basic	245,729,372	238,302,347	245,396,094	232,277,995
Diluted	248,312,117	250,991,512	248,393,517	251,389,602

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
($ in millions)	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$280	$264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213	193
Gain on disposal of property and equipment—net	(1)	(2)
Amortization of deferred financing costs	5	10
Deferred tax (benefit) provision	(11)	1
Share-based compensation expense	30	28
Provision for doubtful accounts	15	16
Changes in operating assets and liabilities:
Increase in receivables	(181)	(199)
Decrease in inventories	19	85
Decrease (increase) in prepaid expenses and other assets	13	(6)
Increase in accounts payable and cash overdraft liability	277	309
Decrease in accrued expenses and other liabilities	(38)	(46)
Net cash provided by operating activities	621	653
Cash flows from investing activities:
Proceeds from sales of property and equipment	2	2
Purchases of property and equipment	(156)	(108)
Acquisition of businesses—net of cash received	(214)	—
Net cash used in investing activities	(368)	(106)
Cash flows from financing activities:
Principal payments on debt and financing leases	(1,568)	(446)
Principal payments on debt repricing	(14)	—
Proceeds from debt repricing	14	—
Proceeds from debt borrowings	1,503	255
Dividends paid on Series A convertible preferred stock	—	(7)
Repurchase of common stock	(54)	(202)
Debt financing costs and fees	(1)	—
Proceeds from employee stock purchase plan	14	13
Proceeds from exercise of stock options	9	22
Purchase of interest rate caps	—	(3)
Tax withholding payments for net share-settled equity awards	(20)	(11)
Net cash used in financing activities	(117)	(379)
Net increase in cash, cash equivalents and restricted cash	136	168
Cash, cash equivalents and restricted cash—beginning of period	269	211
Cash, cash equivalents and restricted cash—end of period	$405	$379
Supplemental disclosures of cash flow information:
Conversion of Series A Convertible Preferred Stock	$—	$534
Interest paid—net of amounts capitalized	147	147
Income taxes paid—net	57	67
Property and equipment purchases included in accounts payable	29	24
Leased assets obtained in exchange for financing lease liabilities	94	81
Leased assets obtained in exchange for operating lease liabilities	19	22
Cashless exercise of stock options	5	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	June 29, 2024		July 1, 2023		Change	%
Net income and net income margin (GAAP)	198	2.0%	182	2.0%	16	8.8%
Interest expense—net	81		82		(1)	(1.2)%
Income tax provision	71		60		11	18.3%
Depreciation expense	96		84		12	14.3%
Amortization expense	12		11		1	9.1%
EBITDA and EBITDA margin (Non-GAAP)	458	4.7%	419	4.6%	39	9.3%
Adjustments:
Restructuring activity and asset impairment charges (1)	(1)		—		(1)	NM
Share-based compensation expense (2)	15		14		1	7.1%
LIFO reserve adjustment (3)	—		(15)		15	(100.0)%
Business transformation costs (4)	9		3		6	200.0%
Business acquisition and integration related costs and other (5)	8		11		(3)	(27.3)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	489	5.0%	432	4.8%	57	13.2%
Depreciation expense	(96)		(84)		(12)	14.3%
Interest expense—net	(81)		(82)		1	(1.2)%
Income tax provision, as adjusted (6)	(81)		(67)		(14)	20.9%
Adjusted Net Income (Non-GAAP)	$231		$199		$32	16.1%

Diluted EPS (GAAP)	$0.80		$0.73		$0.07	9.6%
Restructuring activity and asset impairment charges (1)	—		—		—	NM
Share-based compensation expense (2)	0.06		0.06		—	—%
LIFO reserve adjustment (3)	—		(0.06)		0.06	(100.0)%
Business transformation costs (4)	0.04		0.01		0.03	300.0%
Business acquisition and integration related costs and other (5)	0.03		0.04		(0.01)	(25.0)%
Income tax provision, as adjusted (6)	—		0.01		(0.01)	NM
Adjusted Diluted EPS (Non-GAAP) (7)	$0.93		$0.79		$0.14	17.7%

Weighted-average diluted shares outstanding (Non-GAAP) (8)	248,312,117		250,991,512

Gross profit (GAAP)	$1,706		$1,591		$115	7.2%
LIFO reserve adjustment (3)	—		(15)		15	(100.0)%
Adjusted Gross profit (Non-GAAP)	$1,706		$1,576		$130	8.2%

Operating expenses (GAAP)	$1,353		$1,269		$84	6.6%
Depreciation expense	(96)		(84)		(12)	14.3%
Amortization expense	(12)		(11)		(1)	9.1%
Restructuring activity and asset impairment charges (1)	1		—		1	NM
Share-based compensation expense (2)	(15)		(14)		(1)	7.1%
Business transformation costs (4)	(9)		(3)		(6)	200.0%
Business acquisition and integration related costs and other (5)	(8)		(11)		3	(27.3)%
Adjusted Operating expenses (Non-GAAP)	$1,214		$1,146		$68	5.9%

NM - Not Meaningful
(1)Consists primarily of severance and related costs associated with organizational realignment and other impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformation costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 13 weeks ended June 29, 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and workforce efficiency initiatives. For the 13 weeks ended July 1, 2023, business transformation costs related to projects associated with projects associated with information technology infrastructure initiatives.
(5)Includes: (i) aggregate acquisition and integration related costs of $8 million and $11 million for the 13 weeks ended June 29, 2024 and July 1, 2023, respectively and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.

(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(8)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26 Weeks Ended
($ in millions, except share and per share data)	June 29, 2024		July 1, 2023		Change	%
Net income available to common shareholders and net income margin (GAAP)	$280	1.5%	$257	1.5%	$23	8.9%
Series A convertible preferred stock dividends	—		(7)		7	(100.0)%
Net income and net income margin (GAAP)	280	1.5%	264	1.5%	16	6.1%
Interest expense—net	160		163		(3)	(1.8)%
Income tax provision	76		85		(9)	(10.6)%
Depreciation expense	189		171		18	10.5%
Amortization expense	24		22		2	9.1%
EBITDA and EBITDA margin (Non-GAAP)	729	3.9%	705	4.0%	24	3.4%
Adjustments:
Restructuring costs and asset impairment charges (1)	12		—		12	—%
Share-based compensation expense (2)	30		28		2	7.1%
LIFO reserve adjustment(3)	45		5		40	800.0%
Business transformation costs (4)	18		7		11	157.1%
Business acquisition and integration related costs and other (5)	11		24		(13)	(54.2)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	845	4.5%	769	4.4%	76	9.9%
Depreciation expense	(189)		(171)		(18)	10.5%
Interest expense—net	(160)		(163)		3	(1.8)%
Income tax provision, as adjusted (6)	(131)		(111)		(20)	18.0%
Adjusted Net Income (Non-GAAP)	$365		$324		$41	12.7%

Diluted EPS (GAAP)	$1.13		$1.05		$0.08	7.6%
Restructuring costs and asset impairment charges (1)	0.05		—		0.05	—%
Share-based compensation expense (2)	0.12		0.11		0.01	9.1%
LIFO reserve adjustment (3)	0.18		0.02		0.16	800.0%
Business transformation costs (4)	0.07		0.03		0.04	133.3%
Business acquisition and integration related costs and other (5)	0.04		0.10		(0.06)	(60.0)%
Income tax provision, as adjusted (6)	(0.12)		(0.02)		(0.10)	500.0%
Adjusted Diluted EPS (Non-GAAP) (7)	$1.47		$1.29		$0.18	14.0%

Weighted-average diluted shares outstanding (Non-GAAP) (8)	248,393,517		251,389,602

Gross profit (GAAP)	$3,201		$3,016		$185	6.1%
LIFO reserve adjustment (3)	45		5		40	800.0%
Adjusted Gross profit (Non-GAAP)	$3,246		$3,021		$225	7.4%

Operating expenses (GAAP)	$2,683		$2,507		$176	7.0%
Depreciation expense	(189)		(171)		(18)	10.5%
Amortization expense	(24)		(22)		(2)	9.1%
Restructuring costs and asset impairment charges (1)	(12)		—		(12)	—%
Share-based compensation expense (2)	(30)		(28)		(2)	7.1%
Business transformation costs (5)	(18)		(7)		(11)	157.1%
Business acquisition and integration related costs and other (6)	(11)		(24)		13	(54.2)%
Adjusted Operating expenses (Non-GAAP)	$2,399		$2,255		$144	6.4%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and other asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 26 weeks ended June 29, 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and workforce efficiency initiatives. For the 26 weeks ended July 1, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives.
(5)Includes: (i) aggregate acquisition and integration related costs of $10 million and $21 million for the 26 weeks ended June 29, 2024 and July 1, 2023, respectively; (ii) CEO sign on bonus of $3 million for the 26 weeks ended July 1, 2023 and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(8)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	June 29, 2024	December 30, 2023	July 1, 2023
Total Debt (GAAP)	$4,707	$4,674	$4,751
Cash, cash equivalents and restricted cash	(405)	(269)	(379)
Net Debt (Non-GAAP)	$4,302	$4,405	$4,372
Adjusted EBITDA (1)	$1,635	$1,559	$1,470
Net Leverage Ratio (2)	2.6	2.8	3.0

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA